Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL 33607  *  (813) 283-7000  *  (813) 283-7001

NEWS RELEASE

FOR IMMEDIATE RELEASE

CHECKERS DRIVE-IN RESTAURANTS, INC.

REPORTS THIRD QUARTER 2004 EARNINGS

- Company-Owned Same Store Sales Increased 15.3% -

TAMPA, FL., October 14, 2004 — Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) today announced earnings for the fiscal third quarter ended September 6, 2004.

Third quarter 2004 results

Net income for the third quarter of 2004 was $1.6 million, or $0.13 per diluted share, which included a reduction of $1.4 million, or $0.11 per diluted share for income tax expense. The Company does not expect to pay significant income taxes for 2004, as it will utilize net loss carry forwards to offset the majority of taxable income. The Company recorded a charge for non-cash compensation of $544,000 for stock grants in the third quarter of 2004. Net income in the same quarter last year was $2.5 million, or $0.20 per diluted share, with no reduction for income tax expense.

Total revenue including franchise royalty and fee income was $45.0 million for the quarter ended September 6, 2004, a 4.6% increase from the year-ago quarter. Company-owned restaurants generated sales of $40.7 million versus $39.4 million in the third quarter of 2003. The Company achieved these positive results even while operating 32 fewer restaurants at the end of the third quarter of 2004, after the sale of Company-owned restaurants to franchisees. Company-owned same store sales increased 15.3% in the third quarter of 2004.

Franchise royalty revenue increased to $3.9 million from $3.6 million in the third quarter of 2003, while franchise same store sales grew 8.4%. Franchise fees and other income was $411,000, compared to $17,000 in the same quarter last year.

At the end of the third quarter, Checkers had a system-wide total of 791 stores, of which 210 were Company-owned and 581 were franchised.

Keith Sirois, Checkers Drive-In Restaurants, Inc.’s Chief Executive Officer and President, stated, “We are quite pleased that our same-store sales momentum continued in the third quarter, and have now reported fourteen quarters of positive results in the last fifteen. We have remained keenly focused on containing costs to lessen the continuing impact of high food commodity prices on our operating margins. We believe our third quarter results reflect solid execution at both the restaurant and corporate levels, two key components needed to enhance shareholder value.”

Mr. Sirois continued, “Thankfully, we experienced limited damage from the recent hurricanes and lost minimal restaurant days due to the storms. But more importantly, we demonstrated our commitment to the communities we serve by donating food and volunteering time to assist in relief efforts.”

First Three Quarters 2004 Results

Net income for the first three quarters of fiscal 2004 was $7.3 million, or $0.58 per diluted share, which included a reduction of $4.5 million, or $0.36 per diluted share for income tax expense. As noted above, the Company does not expect to pay significant income taxes for 2004, as it will utilize net loss carry forwards to offset the majority of taxable income. The Company recorded a charge in 2004 for non-cash compensation of $544,000 for stock grants.

Total revenue including franchise royalty and fee income for the three quarters ended September 6, 2004 was $133.6 million, compared to $132.1 million for the same three quarters last year. Company-owned restaurants generated sales of $121.2 million in fiscal 2004 versus $121.3 million in fiscal 2003, while year-to-date same store sales increased 10.8%.

During the first three quarters of fiscal 2004, franchise royalty revenues increased to $11.7 million from $10.6 million a year ago while franchise fees and other income grew to $730,000 from $201,000 in the same period of the prior year. Franchise same store sales grew 6.8% on a year-to-date basis.

Mr. Sirois concluded, “Checkers/Rally’s is building long-term relationships with our customers by offering enticing food with courteous and quick service for today’s “on the go” lifestyle. The appeal of our concept and market potential for our under penetrated brands together with company-owned restaurant expansion and remodeling, will enhance our already strong position as the double-drive thru leader.”

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. is headquartered in Tampa, Florida. For more information about the Company, please visit www.checkers.com.

Checkers will host its quarterly call to discuss the Company’s financial results for the fiscal third quarter ended September 6, 2004 on Thursday, October 14, 2004 at 5:00 p.m. Eastern time. Individual investors can listen to the call at www.fulldisclosure.com or www.checkers.com while institutional investors can access the call via CCBN’s password-protected event management site at www.streetevents.com. The discussion can also be listened to live, toll free by dialing 1-800-374-2431, or for international callers 1-706-634-8054. It can also be accessed at www.checkers.com. A conference call replay will be available from 6:00 p.m. Eastern time on October 14, 2004 until 11:59 p.m. Eastern time on October 28, 2004 by dialing 1-800-642-1687, or for international callers 1-706-645-9291.

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitability; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 682-8211	(412) 562-1186

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(Dollars in thousands except per share amounts)

(UNAUDITED)

	Quarter Ended		Three Quarters Ended
	September 6, 2004	September 8, 2003	September 6, 2004	September 8, 2003
REVENUES:
Restaurant sales	$40,653	$39,405	$121,209	$121,284
Franchise royalty revenue	3,911	3,584	11,675	10,607
Franchise fees and other income	411	17	730	201

Total revenues	44,975	43,006	133,614	132,092

COSTS AND EXPENSES:
Restaurant food and paper costs	13,265	12,397	38,698	38,109
Restaurant labor costs	11,710	12,355	36,014	36,903
Restaurant occupancy expenses	2,351	2,766	7,708	8,526
Restaurant depreciation and amortization	1,611	1,360	4,273	3,951
Other restaurant operating expenses	5,545	5,434	15,215	15,261
General and administrative expenses	3,405	2,955	10,285	9,846
Advertising	2,510	2,819	7,318	7,820
Bad debt expense	57	51	170	267
Non-cash compensation	544	—	544	46
Other depreciation and amortization	273	192	807	568
Impairment of long lived assets	—	131	—	196
Restaurant retirement costs, net	101	(123)	(207)	(91)
Loss/(Gain) on sale of assets, net	265	(186)	10	(449)

Total costs and expenses	41,637	40,151	120,835	120,953

Operating income	3,338	2,855	12,779	11,139
OTHER INCOME (EXPENSE):
Interest income	233	260	698	795
Interest expense	(569)	(553)	(1,630)	(1,892)

Income before minority interest, income tax expense and cumulative effect of a change in accounting principle	3,002	2,562	11,847	10,042
Minority interests in operations of joint ventures	—	(54)	—	(91)

Income before income tax expense and cumulative effect of a change in accounting principle	3,002	2,508	11,847	9,951
Income tax expense	1,361	—	4,538	66

Income before cumulative effect of a change in accounting principle	1,641	2,508	7,309	9,885
Cumulative effect of a change in accounting principle - net of income tax effect	—	—	—	(51)

Net income	$1,641	$2,508	$7,309	$9,834

Comprehensive income	$1,641	$2,508	$7,309	$9,834

Basic net earnings per share	$0.14	$0.21	$0.62	$0.82

Diluted net earnings per share	$0.13	$0.20	$0.58	$0.76

Weighted average number of common shares outstanding:
Basic	11,440	11,871	11,859	12,048
Diluted	12,228	12,827	12,654	12,872

See accompanying notes to consolidated financial statements.

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(UNAUDITED)

	September 6, 2004	December 29, 2003
Current Assets:
Cash and cash equivalents	$7,498	$13,566
Accounts, notes and leases receivable, net	3,346	3,182
Inventory	847	1,112
Prepaid rent	465	1,522
Deferred income tax assets	3,562	3,585
Property and equipment held for sale	1,027	1,313
Other current assets	668	498

Total current assets	17,413	24,778

Restricted cash	4,429	4,141
Property and equipment, net	52,895	47,270
Notes receivable, net - less current portion	5,051	4,325
Leases receivable, net - less current portion	4,685	5,371
Intangible assets, net	17,231	20,940
Deferred income tax assets	20,665	21,104
Other assets	1,228	1,506

	$123,597	$129,435

Current Liabilities:
Current maturities of long-term debt and obligations under capital leases	$2,172	$3,071
Accounts payable	4,299	5,110
Reserves for restaurant relocations and abandoned sites	1,056	999
Accrued wages and benefits	2,481	2,166
Accrued self insurance	931	1,327
Accrued liabilities	6,034	4,832

Total current liabilities	16,973	17,505

Long-term debt, less current maturities	16,678	19,974
Obligations under capital leases, less current maturities	4,370	4,982
Long-term reserves for restaurant relocations and abandoned sites	4,529	4,602
Deferred revenue	3,548	4,249
Accrued self insurance	3,763	3,366
Other long-term liabilities	1,166	1,290

Total liabilities	51,027	55,968

Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none issued at September 6, 2004 and December 29, 2003	—	—
Common stock, $.001 par value, authorized 175,000,000 shares, issued 12,761,205 at September 6, 2004 and 12,541,588 at December 29, 2003	13	12
Additional paid-in capital	149,448	147,733
Accumulated deficit	(63,274)	(70,583)

	86,187	77,162
Less: Treasury stock, 1,418,400 shares at September 6, 2004 500,000 shares at December 29, 2003, at cost	(13,617)	(3,695)

Total stockholders’ equity	72,570	73,467

	$123,597	$129,435

See accompanying notes to the consolidated financial statements

Restaurants Operating in the System

For the Quarters Ended

	Dec. 30, 2002	March 24, 2003	June 16, 2003	Sept. 8, 2003	Dec. 29, 2003	March 22, 2004	June 14, 2004	Sept. 6 2004
Company-operated:
Beginning of quarter	248	248	242	242	242	222	222	221
Openings/transfers in	—	—	—	1	5	—	7	2
Closings/transfers out	—	(6)	—	(1)	(25)	—	(8)	(13)

End of quarter	248	242	242	242	222	222	221	210

Franchise:
Beginning of quarter	541	536	536	539	540	562	565	566
Openings/transfers in	3	2	4	2	31	3	10	15
Closings/transfers out	(8)	(2)	(1)	(1)	(9)	—	(9)	—

End of quarter	536	536	539	540	562	565	566	581

	784	778	781	782	784	787	787	791